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                                                                  Exhibit 23.2

                            Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-1) of Five Star Quality Care, Inc. for the registration of 776,134 shares of its common stock of (i) our report dated February 22, 2002, with respect to the consolidated financial statements of Five Star Quality Care, Inc., (ii) our report dated September 19, 2001, with respect to the combined financial statements and schedule of Certain Mariner Post-Acute Network Facilities (Operated by subsidiaries of Mariner Post-Acute Network, Inc.),
(iii) our report dated October 24, 2000, except for Note 9, as to which the date is December 15, 2000, with respect to the consolidated financial statements of ILM II Senior Living, Inc. and subsidiary at August 31, 2000 and for each of the two years in the period ended August 31, 2000, and (iv) our report dated October 24, 2000, except for Note 9, as to which the date is December 15, 2000, with respect to the financial statements of ILM II Lease Corporation at August 31, 2000 and for each of the two years in the period ended August 31, 2000, all included in the Registration Statement (Form S-1 No. 333-83648) and related Prospectus of Five Star Quality Care, Inc.



                                            /s/ Ernst & Young LLP

Boston, Massachusetts
March 19, 2002